Exhibit 4.1

FORM OF CONVERTIBLE PROMISSORY NOTE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND THE SECURITIES LAWS OF ANY STATE COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY STATING (OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH SALE, TRANSFER, ASSIGNMENT

OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.

MPM TECHNOLOGIES, INC.

CONVERTIBLE PROMISSORY NOTE

$[_______________]	[________________]

MPM Technologies, Inc, a Washington corporation (the “Company”), for value received hereby promises to pay to [_____________], or their registered assigns (the “Holders”), the maximum principal sum of [______________________]($[_____]), or such lesser amount as shall equal the then outstanding principal amount hereof, plus accrued and unpaid interest on such outstanding principal amount at the rate of nine percent (9%) per annum (computed on the basis of a 360 day year for the actual number of days elapsed), as set forth below, on the date twenty-four (24) months after the date of this Note, written above  (“Maturity”).  Payment for all amounts due hereunder shall be made by mail to the registered address of the Holders, or, if requested in writing by the Holders, by wire transfer in accordance with the Holders’ instructions.

The Holders have provided one hundred percent (100%) of the above stated principal amount upon signing of this Convertible Note.

The following is a statement of the rights of the Holders and the conditions to which this Note is subject, and to which the Holders, by the acceptance of this Note, agree:

1.   Payment of Principal and Interest.

(a)
Payment in Full on Maturity.  Unless this Note is sooner prepaid or converted pursuant to Section 3 hereof or sooner becomes due and payable under Section 2 hereof, all outstanding principal of and accrued but unpaid interest on this Note shall be paid in full on Maturity.

(b)
Interest.  Interest shall accrue on the outstanding principal amount of this Note, at the rate of nine percent (9%) per annum (the “Coupon Rate”) computed on the basis of a 360-day year (twelve thirty-day months), from the date such principal amount is advanced.  Interest shall be paid to Holders quarterly.  Interest will continue to accrue until the earlier of (i) the payment in full of all outstanding principal of and accrued interest on this Note, or (ii) the conversion of this Note into capital stock of the Company pursuant to Section 3 hereof.  All payments made under this Note shall be applied first against accrued but unpaid interest and second against the outstanding principal balance hereof.

2.   Events of Default.  If one or more of the following events (each an “Event of Default”) shall occur:

(a)	the Company shall fail to pay in full any principal, accrued interest or other amounts due to Holders under this Note when due;
(b)
the Company shall default in the performance of or compliance with any covenant, agreement or other obligation of the Company contained in this Note that is not remedied, waived or cured within fifteen (15) days following such default in performance or noncompliance;

(c)	any representation or warranty of the Company contained herein shall prove to have been false or incorrect in any material respect as of the date of this Note;
(d)
the Company shall default (as principal, guarantor or other surety) in the payment of any principal of, premium (if any) or interest on any indebtedness for borrowed money to any other party, or shall default in the performance of or compliance with any other obligation contained in the documentation evidencing or securing any such other indebtedness, and in connection with such default such indebtedness becomes due and payable prior to the date it would otherwise become due and payable, or the Company shall fail to pay such indebtedness at its stated maturity;

(e)
other than on terms approved beforehand by the Holders, the Company shall institute proceedings to be adjudicated as bankrupt or insolvent, or shall consent to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under Title XI of the United States Code, or any other applicable federal or state law, or shall consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or shall make an assignment for the benefit of creditors, or shall take corporate action in furtherance of any such action;

(f)
within thirty (30) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or the stay of any such order or proceeding shall thereafter be set aside, or within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company, such appointment shall not have been vacated;

(g)
entry of a final judgment in excess of $200,000 (excluding insured portions) against the Company or for which the Company is otherwise responsible that is not stayed, bonded or discharged within thirty (30) days;

(h)	any plan of liquidation or dissolution or winding up is adopted by the Company’s board of directors or shareholders or the Company is involuntarily dissolved or otherwise wound up; or
(i)
there shall occur, or the Company shall enter into any agreement providing for, a Change of Control (as defined below) of the Company; the term “Change of Control” shall mean any transaction or series of related transactions (including without limitation any reorganization, merger, consolidation, sale of assets or sale of stock) that will result in (i) the sale of all or substantially all of the assets of the Company, (ii) a change in ownership of 50% or more of the Company’s then outstanding capital stock, in one or a series of transactions occurring within a period of six (6) months, other than any such change of ownership resulting from the sale by the Company of its securities in connection with one or more financing transactions, or (iii) a consolidation or merger of the Company with or into any other corporation or corporations (or other corporate reorganization) immediately after which the shareholders of the Company hold less than fifty percent (50%) of the voting power of the surviving corporation; then, upon the occurrence of any Event of Default described in paragraph (a), (d), (e), (f), (h) or (i) above, all outstanding principal of this Note and all accrued but unpaid interest thereon shall be accelerated automatically, without any further action by any party, and shall become immediately due and payable notwithstanding any other provision of this Note, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company; and upon the occurrence of any other Event of Default described in the other paragraphs above, Holders may, at Holders’ option exercisable at any time thereafter, by notice to the Company in writing, accelerate this Note and declare the entire outstanding principal balance of this Note and all accrued but unpaid interest thereon immediately due and payable, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company.  At any time following any such acceleration as provided in the preceding sentence, Holders may at their option convert this Note in whole or in part into shares of New Preferred (as defined in Section 3(b) below) at the Default Conversion Price by written notice to the Company.  Holders may enforce their rights under this Note and otherwise at law or in equity or both, all remedies available to Holders under this Note or otherwise shall be cumulative, and no course of dealing between the Company and Holders or any delay or omission in exercising any power or right shall operate as a waiver thereof.  The Company shall notify the Holders immediately in writing of the occurrence of any Event of Default, which notification shall include a summary of the material facts relating to such Event of Default and shall specify the date on which such Event of Default occurred.

3.   Conversion.  The outstanding principal amount of and any accrued but unpaid interest under this Note shall be convertible into capital stock of the Company as follows:

(a)
Default.  In the event of a default during the period between the date of this Note and Maturity, then the outstanding principal amount and accrued interest of this Note shall be converted automatically, without any further act of the Company or its shareholders, into  fully paid and nonassessable shares of Common Stock of the Company in lieu of repayment of all outstanding principal and accrued interest under this Note.  Any such conversion shall be deemed to occur at the close of business on the date of Maturity.  The number of shares of New Common stock issuable upon conversion under this paragraph shall be determined by dividing the outstanding principal balance plus all accrued and unpaid interest hereunder through the Maturity date by the lesser of (i) the fair market value of the shares on the date of  Maturity; or (ii) the price per share paid by and institutional investor based on its own independent valuation conducted as part of its due diligence (the “Default Conversion Price”).

(b)
Holders’ Option to Convert. Holders have the option anytime during the twenty-four month period to convert this Note either  to Common Stock or have the note paid with any accrued interest in full. If, in the event, holders elect to convert the Note to shares of common stock the conversion will be at the fair market value of the shares on the date of conversion less a discount of twenty-five percent.

(c)	Mechanics of Conversion.

(i) Upon conversion of this Note under paragraph 3(a) or (b) above, all amounts due and owing under this Note shall be converted automatically, without any further action by the Holders and whether or not this Note is surrendered to the Company, into fully paid and nonassessable shares of common stock, as applicable, which shall be deemed issued and outstanding for all purposes from and after the time of such conversion as specified in paragraph 3(a) above.  As promptly as possible after such conversion, the Company shall issue to the Holders a certificate representing the number of shares of Common Stock, as applicable, issuable upon such conversion in accordance with the terms of this Note (the shares actually issuable hereunder being referred to as the “Conversion Shares”) and a cash payment in lieu of any fractional share otherwise issuable upon such conversion, in accordance with paragraph 3(e) below; provided, however, that the Company shall not be obligated to issue to the Holders such certificate or check unless and until this Note, or an appropriate affidavit of loss, is delivered to the Company.

(ii) In the event of any conversion of this Note under this Section 3, the person in whose name the certificate for Conversion Shares is to be issued shall be deemed to have become a holder of record of such Conversion Shares on the date as of which conversion is deemed to occur as specified in paragraphs 3(a)  above, as the case may be.

(iii)	Whatever the Conversion Price is the conversion price at which this Note is actually converted under this Section 3 shall be referred to herein as the “Note Conversion Price”.

(d)
Fractional Shares.  No fractional Conversion Shares or scrip shall be issued upon conversion of this Note.  Instead of any fractional Conversion Shares that would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the price at which the Note was converted, as applicable.

(e)
Stock Dividends, Splits and Combinations.  If the number of shares of the class of capital stock of the Company issuable upon conversion of this Note outstanding at any time after the date of issuance of this Note (the “Issue Date”) is increased by a stock dividend or other distribution payable in shares of such stock or by a subdivision, split-up or reclassification of outstanding shares of such stock, then immediately after the record date fixed for the determination of stockholders entitled to receive such stock dividend or the effective date of such subdivision, split-up or reclassification, as the case may be, the Series B Conversion Price or the Default Conversion Price, as applicable, shall be reduced appropriately so that the Holders shall be entitled to receive the number of Conversion Shares that it would have owned immediately following such action had this Note been converted immediately prior thereto.  If the number of shares of the class of capital stock of the Company issuable upon conversion of this Note outstanding at any time after the Issue Date is decreased by a combination or reclassification of the outstanding Conversion Shares, then, immediately after the effective date of such combination or reclassification, the Series B Conversion Price or the Default Conversion Price, as applicable, shall be increased appropriately so that the Holders shall be entitled to receive the number of Conversion Shares that it would have owned immediately following such action had this Note been converted immediately prior thereto.

(f)
Certain Adjustments.  The Note Conversion Price shall be adjusted up or down, as the case may be, to take into account any stock split, combination, stock dividend, recapitalization or similar event after the date hereof with respect to the Company’s common stock or any other class of capital stock of the Company in order that the number of shares of Series B Stock or Common Stock, as applicable, issuable upon conversion of this Note and the number of shares of the Company’s Common Stock issuable upon conversion of the Series B Stock or Common Stock, as applicable, issuable upon conversion of this Note will not be adversely or positively affected by any such event.

(g)
Capital Reorganization or Reclassification.  If the Conversion Shares shall be changed into the same or a different number of shares of any class or classes of stock or other property, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then in each such event the Holders shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities and property that would have been receivable upon such reorganization, reclassification or other change in respect of the number of Conversion Shares into which this Note could have

(h)
been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.
Merger or Consolidation.  Subject to the terms of Section 2(i) above, if at any time or from time to time there shall be an acquisition of the Company by another entity by means of merger, consolidation or otherwise, resulting in the exchange of the outstanding Conversion Shares for securities or consideration issued or caused to be issued by the acquiring entity or any of its affiliates, then, as a part of such acquisition, provision shall be made so that the Holders shall thereafter be entitled to receive, upon conversion of this Note, the number of shares of stock or other securities or property of the acquiring corporation resulting from such acquisition to which the Holders would have been entitled if the Holders had converted this Note immediately prior to such acquisition.  In any such case appropriate adjustments shall be made in the application of the provisions of this Section 3(i) with respect to the rights of the Holders after such acquisition to the end that the provisions of this Section 3(i) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(i)
Notice to Holders.  In the event the Company shall propose to take any action of the type described in Sections 3(f), (g), (h), or (i), the Company shall give notice to the Holders, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series B Conversion Price or the Default Conversion Price, as applicable, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Note.  In the case of any action that would require the fixing of a record date, such notice shall be given at least fifteen (15) days prior to the date so fixed, and in case of all other action, such notice shall be given at least twenty (20) days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(j)
Costs.  The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of Conversion Shares upon conversion of this Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holders.

(k)
Reservation of Shares.  The Company shall take all necessary action to reserve, and shall reserve at all times so long as any principal amount under this Note remains outstanding, free from statutory or contractual preemptive rights, out of its authorized but unissued capital stock, solely for the purpose of effecting the conversion of this Note, sufficient shares of Series B Stock, if applicable, to provide for the conversion of this Note and sufficient shares of Company Common Stock to provide for conversion of the Conversion Shares into Company Common Stock.

(l)
No Impairment.  The Company will not, by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, transfer of assets, issuance or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Section 3 or the other provisions of this Note and will at all times in good faith assist in the carrying out of all provisions hereof and in the taking of all actions as may be necessary in order to protect the conversion and other rights of the Holders hereunder against impairment.

4.   Assignment.  Subject to the restrictions on transfer described in Section 6 below, the rights and obligations of the Company and the Holders shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

5.   Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holders.  Any amendment, waiver, modification or consent entered into pursuant to this Section 5 shall be effective only in the specific instance and for the specific purpose for which it was given.

6.   Transfer of this Note.  The Holders understand that the Company will instruct any transfer agent not to register the transfer of this Note (or the Conversion Shares issued upon conversion of this Note) unless the conditions specified in the legend set out in all capital letters at the top of this Note are satisfied.

7.   Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex if sent during normal business hours of the recipient (or if not, on the next business day of the recipient); three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or otherwise upon delivery by hand or by messenger or one day after deposit with a nationally recognized courier service, addressed (a) if to Holders, to the Holders’ address as set forth below, or to such other address as such Holders shall have furnished to the Company in writing, or (b) if to the Company, if to the Company, one copy shall be sent to MPM Technologies, Inc., 1727 E. Springfield Avenue, Ste. C, Spokane, WA 99202, Attention: Peter Chase, Chief Executive Officer, or to such other addresses as the Company shall have furnished to the Holders.

8.   No Rights of a Shareholder.  Nothing contained in this Note shall be construed as conferring upon the Holders or any other person the right to vote or consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company prior to the time that this Note is converted into Conversion Shares pursuant to Section 3.

9.   Governing Law.  The Agreement shall be governed by, and construed under, the laws of the State of Washington as applied to agreements among Washington residents, made and to be performed entirely within the State of Washington.

10.  Collection Costs.  The Company shall pay on demand all reasonable costs and expenses, including without limitation reasonable fees and expenses of counsel, incurred by Holders in connection with enforcement of its rights under this Note.

11.  Lost, Stolen or Mutilated Note.  If this Note is lost, stolen, mutilated or destroyed, the Company will, on such reasonable terms with respect to indemnity or otherwise as it may in its discretion impose, issue a new note of like denomination, tenor, and date as this Note.  Any such new note shall constitute an original contractual obligation of the Company, and the lost, stolen, mutilated or destroyed, as applicable, Note shall be null and void.

12.  Counterparts.  This Note may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

This Note has been executed and delivered as of the date first above written.

COMPANY

MPM Technologies, Inc.

By ________________________
Peter Chase, Chief Executive Officer

ACCEPTED AND AGREED:

HOLDERS

______________________________

Print Address of Holders